Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders


On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions as to the following proposals:
(1) Election of Board Members, (2) Agreement and Plan of Reorganization and
(3) Revise, Remove and Convert Fundamental Policies

1. Election of Board Members

Nominees                     Votes For    Authority Withheld      Abstentions
Elliot J. Berv               326,009,773.489     11,257,152.959         0.000
A. Benton Cocanougher        325,898,190.365     11,368,736.083         0.000
Jane F. Dasher               325,981,749.911     11,285,176.537         0.000
Mark T. Finn                 326,021,537.213     11,245,389.235         0.000
Rainer Greeven               325,791,305.447     11,475,621.001         0.000
Stephen Randolph Gross       325,876,625.182     11,390,301.266         0.000
Richard E. Hanson Jr.        325,872,007.984     11,394,918.464         0.000
Diana R. Harrington          325,746,405.962     11,520,520.486         0.000
Susan M. Heilbron            325,931,445.925     11,335,480.523         0.000
Susan B. Kerley              326,017,231.539     11,249,694.909         0.000
Alan G. Merten               326,036,225.507     11,230,700.941         0.000
R. Richardson Pettit         325,970,651.286     11,296,275.162         0.000
R. Jay Gerken                325,892,587.522     11,374,338.926         0.000

Board Members are elected by the shareholders of all of the series of the Trust of which the Fund is a series.

2. Approval of Step 2 of Agreement and Plan of Reorganization

Item Voted On    Votes For     Votes Against    Abstentions   Broker Non-Votes
Reorganize as a
Series of a
Maryland Trust  49,668,178.945  1,011,943.884   1,380,569.258    3,353,568.000

3. Revise, Remove and Convert Fundamental Investment Policies

Items Voted On      Votes For   Votes Against   Abstentions   Broker Non-Votes
Revise:
Borrowing Money  49,390,980.146  1,298,332.390  1,371,379.551  3,353,568.000
Underwriting     49,437,167.680  1,263,899.072  1,359,625.335  3,353,568.000
Lending          49,411,227.854  1,294,039.113  1,355,425.125  3,353,568.000
Issuing Senior
Securities       49,361,872.743  1,302,895.372  1,395,923.972  3,353,568.000
Real Estate      49,460,973.042  1,259,796.419  1,339,922.626  3,353,568.000
Commodities      49,365,849.528  1,364,537.900  1,330,304.659  3,353,568.000
Concentration    49,401,992.690  1,226,466.417  1,432,232.980  3,353,568.000
Remove:
Diversification  49,440,846.287  1,277,063.391  1,342,782.409  3,353,568.000
Convert:
Fundamental to
Non-Fundamental  49,274,068.805  1,425,219.723  1,361,403.559  3,353,568.000